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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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EVERGREEN RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVERGREEN RESOURCES, INC.
1401 17th Street, Suite 1200
Denver, Colorado 80202
303.298.8100

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2004

TO THE SHAREHOLDERS OF EVERGREEN RESOURCES, INC.:

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Evergreen Resources, Inc., a Colorado corporation (the "Company"), will be held at The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202, on May 7, 2004, at 12:00 p.m., Mountain Daylight Time, and at any adjournment thereof (the "Meeting"), for the purpose of considering and acting upon the following matters:

  1.
  The election of three directors of the Company.

  2.
  The ratification of the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2004.

  3.
  The transaction of such other business as may properly come before the Meeting.

        This proxy statement and the accompanying proxy are being mailed to the shareholders of the Company on or about April 9, 2004.

        Only holders of record of the Company's common stock at the close of business on March 12, 2004, the record date, are entitled to notice of and to vote at the Meeting.

        All shareholders, whether or not they expect to attend the Meeting in person, are urged to sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope (which requires no additional postage if mailed in the United States) or vote by using the telephone or Internet as soon as possible. Additional information regarding these voting methods is set forth in the proxy statement and in the enclosed proxy. The granting of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS.
Kevin R. Collins Executive Vice President—Finance, Chief Financial Officer, Secretary and Treasurer
Denver, Colorado April 9, 2004

EVERGREEN RESOURCES, INC.

PROXY STATEMENT
2004 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Evergreen Resources, Inc., a Colorado corporation (the "Company" or "Evergreen"), for use at the Company's 2004 Annual Meeting of Shareholders to be held at The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202, on May 7, 2004, at 12:00 p.m., Mountain Daylight Time, and at any adjournment thereof (the "Meeting"). This proxy statement and the accompanying proxy are being mailed to the shareholders of the Company on or about April 9, 2004.

        Shares may be voted by completing the enclosed proxy card and mailing it in the enclosed postage-paid envelope, using a toll-free telephone number or using the Internet. Please refer to the proxy card or to the information provided to you by your bank, broker or other holder of record to determine which options are available. Shareholders who vote by using the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is solely responsible. Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Daylight Time, on May 6, 2004. The specific instructions for using the telephone or the Internet to vote are set forth on the enclosed proxy card and are designed to authenticate the shareholder's identity and confirm that the shareholder's instructions are properly recorded. In the event that a shareholder's proxy does not reference telephone or Internet voting information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the enclosed postage-paid envelope.

        Any person signing and returning the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company's stock transfer agent, filing a duly executed proxy bearing a later date (including a proxy given using the telephone or Internet) or by voting in person at the Meeting. Any written notice revoking a proxy should be sent to: Computershare Trust Company, Inc., P.O. Box 1596, Denver, Colorado 80201. The expense of soliciting proxies, including the cost of preparing, assembling and mailing these proxy materials, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made by use of mail, telephone, fax or the Internet, as well as by the services of the Company's directors, officers and employees, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses for that purpose.

        All shares represented by valid proxies will be voted in accordance therewith at the Meeting. If no direction is made, validly executed and returned proxies will be voted for the election of the nominees for director named below, for ratification of the appointment of independent auditors and in the discretion of the proxy holders with respect to any other matters properly brought before the Meeting.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2003 is being mailed along with these proxy materials to the Company's shareholders and contains financial information regarding the Company. See "Financial Information," below.

SHARES OUTSTANDING AND VOTING RIGHTS

        All voting rights are vested exclusively in the holders of the Company's no par value common stock (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on March 12, 2004, the record date, are entitled to notice of and to vote at the Meeting.

On March 12, 2004, the Company had 43,074,632 shares of Common Stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of directors. No fractional shares are presently outstanding.

        A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Meeting. The three nominees for director receiving the most votes for election will be elected director, provided that a quorum is present. The proposal to ratify the appointment of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast against it, again provided that a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors or the proposal to approve the appointment of the independent auditors, but will be counted for purposes of determining if a quorum is present.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of March 12, 2004 regarding the Common Stock beneficially owned by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"); and (iii) all directors and executive officers as a group. No shareholder was known to the Company to be the beneficial owner of more than five percent of the outstanding common stock as of March 12, 2004. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) restricted shares held by that person that are vested or may become vested within 60 days of March 12, 2004 and (ii) shares subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of March 12, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as may be indicated in the footnotes to this table and under applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares (as adjusted to reflect the Company's two-for-one stock split on September 16, 2003) set forth opposite the shareholder's name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding
Alain G. Blanchard	98,952	(1)	*
Dennis R. Carlton	423,598	(2)	*
Robert J. Clark	11,114	(3)	*
Kevin R. Collins	456,296	(4)	1.05%
Larry D. Estridge	39,970	(5)	*
Andrew D. Lundquist	8,202	(6)	*
John J. Ryan III	1,329,080	(7)	2.99%
Mark S. Sexton	700,882	(8)	1.60%
Scott D. Sheffield	11,200	(9)	*
Arthur L. Smith	7,200	(10)	*
J. Scott Zimmerman	5,000	(11)	*
All Directors and Executive Officers
As a Group (11 Persons)	3,091,494	(12)	6.70%

*
Less than 1%

(1)
Includes 4,800 shares issuable pursuant to stock options.

(2)
Includes 328,000 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(3)
Includes 8,406 shares issuable pursuant to stock options.

(4)
Includes 405,000 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(5)
Includes (i) 20,160 shares issuable pursuant to stock options that are beneficially owned by Mr. Estridge; and (ii) 4,540 shares of common stock held by The Estridge Education Trust, for which Mr. Estridge and his former spouse serve as co-trustees and who share equally the investment and dispositive power with respect to the shares of common stock.

(6)
Includes 4,800 shares issuable pursuant to stock options.

(7)
Includes 4,800 shares issuable pursuant to stock options.

(8)
Includes 471,078 shares issuable pursuant to stock options and 10,000 shares issuable pursuant to a restricted stock award.

(9)
Includes 4,800 shares issuable pursuant to stock options.

(10)
Includes 4,800 shares issuable pursuant to stock options.

(11)
Represents 5,000 shares issuable pursuant to a restricted stock award.

(12)
Includes 1,256,644 shares issuable pursuant to stock options and 35,000 shares issuable pursuant to restricted stock awards.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Company's articles of incorporation provide that the members of the Board of Directors shall be divided into three classes, each class as nearly equal in number as possible, with one class being elected each year. Directors in each class are elected for three-year terms, or one-year or two-year terms if necessary to equalize the number of directors in each class. The articles of incorporation also provide that the Board will be comprised of at least six members. The Board currently consists of nine members, of which three are to be elected at the Meeting.

        The three nominees for director receiving the most votes for their election will be elected directors, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. Shareholders do not have the right to cumulate their votes for directors. The persons named in the enclosed form of proxy, unless otherwise directed therein, intend to vote such proxy FOR the election of each of the nominees named below as director for the term specified. If a nominee is unable to serve for any reason, the persons named in the proxy are expected to vote for such nominees as are recommended by management or to reduce the number of persons to be elected (subject to the requirements of the articles of incorporation). Management has no reason to believe that the nominees will be unable or unwilling to serve if elected to office.

        The Board of Directors has nominated three persons for election as director at the Meeting to serve for three-year terms. These three nominees are currently serving as directors and have consented to serve for the new terms if re-elected.

        The Board of Directors recommends a vote "FOR" the election of each of the nominees identified below as a director for the term indicated.

Present Directors Nominated For Re-Election

Name	Age	Position	Director Since	Term to Expire
Dennis R. Carlton	53	Executive Vice President and Director	1995	2007
Mark S. Sexton	48	President, Chief Executive Officer, Chairman and Director	1995	2007
Arthur L. Smith	51	Director	2000	2007

Directors Continuing in Service

Name	Age	Position	Director Since	Term to Expire
Alain G. Blanchard	63	Director	1989	2006
Robert J. Clark	59	Director	2002	2006
Scott D. Sheffield	51	Director	1996	2006
Larry D. Estridge	60	Director	1989	2005
Andrew D. Lundquist	43	Director	2002	2005
John J. Ryan III	76	Director	1989	2005

        There are no family relationships among any directors, executive officers or persons nominated or chosen by Evergreen to become a director or executive officer.

        Additional information regarding the nominees for election as directors and the continuing directors of the Company follows:

Nominees

Dennis R. Carlton	Executive Vice President—Exploration, Chief Operating Officer and Director President—Evergreen Operating Corporation

        Mr. Carlton joined Evergreen in 1981 and was named a director in March 1995. Mr. Carlton was named Executive Vice President—Exploration and Chief Operating Officer in March 2003. He served as Evergreen's Senior Vice President of Exploration and Operations from 1997 until March 2003. Mr. Carlton has also managed the daily activities of Evergreen's operating subsidiary, Evergreen Operating Corp. ("EOC") since July 1995, and has served as President of EOC since 1995. He received a Bachelor of Science degree in geology and a Masters of Science degree in geology from Wichita State University.

Mark S. Sexton	President, Chief Executive Officer, Chairman and Director Chief Executive Officer—Evergreen Operating Corporation

        Mr. Sexton joined Evergreen in 1989 and initially managed the daily operating activities of Evergreen's operating subsidiary, EOC. He has been a director of Evergreen since March 1995 and was named President and Chief Executive Officer in June 1995 and Chairman of the Board of Directors in 1999. He was previously employed in various technical, financial and management positions with Amoco Production Company, Norwest Bank and energy companies specifically targeting coal bed methane development. Mr. Sexton is registered as a professional engineer in Colorado. He graduated from Stanford University in 1978 with a Bachelor of Science degree in mechanical engineering. Mr. Sexton is also a director of KFx Inc. and is a past president of the Colorado Oil & Gas Association, a board member of the Independent Petroleum Association of America, an executive committee member of the Independent Petroleum Association of Mountain States and a member of the Society of Petroleum Engineers. See "Insider Participation and Transactions with Management," below.

Arthur L. Smith    Director

        Mr. Smith was named a director of Evergreen in June 2000. Since 1984, Mr. Smith has been Chairman and Chief Executive Officer of John S. Herold, Inc., an independent energy research and consulting firm with offices in Houston, Texas and Norwalk, Connecticut. Prior to joining John S. Herold, Inc., he was involved in institutional equity research and corporate finance for Oppenheimer and Co., Inc., The First Boston Corp. and Argus Research Corp. Mr. Smith received a Bachelor of Arts degree from Duke University and an M.B.A. from New York University's Stern School of Business. Mr. Smith, a chartered financial analyst (CFA), is also a director of Plains All American Pipeline, L.P.

Continuing Directors

Alain G. Blanchard    Director

        Mr. Blanchard was named a director of Evergreen in May 1989. Mr. Blanchard is currently the Chief Executive Officer and a director of SOFICOR-MÄDER, a private industrial coating company. Mr. Blanchard has managed discretionary funds for private and institutional clients for over 26 years. Mr. Blanchard graduated from the University of Paris with a doctorate in economics and a degree in political science.

Robert J. Clark    Director

        Mr. Clark was named a director of Evergreen in November 2002. Mr. Clark is the President of Bear Cub Energy, LLC, a private gas gathering and processing company. In 1995, Mr. Clark formed a predecessor company, Bear Paw Energy LLC, which was sold in early 2001. From 1988 to 1995, he was President of SOCO Gas Systems, Inc. and Vice President—Gas Management for Snyder Oil Corporation. Mr. Clark was Vice President-Gas Gathering, Processing and Marketing of Ladd Petroleum Corporation, an affiliate of General Electric, from 1985 to 1988. Prior to 1985, Mr. Clark held various management positions with NICOR, Inc. and its affiliate NICOR Exploration, Northern Illinois Gas and Reliance Pipeline Company. Mr. Clark is also on the board of Patina Oil and Gas Corporation. Mr. Clark received a Bachelor of Science degree from Bradley University and an M.B.A. from Northern Illinois University.

Scott D. Sheffield    Director

        Mr. Sheffield was named a director of Evergreen in September 1996. Since April 1985, Mr. Sheffield has served as Chairman, President and Chief Executive Officer of Pioneer Natural Resources Company, an energy company traded on the New York Stock Exchange ("NYSE"), and its predecessor company, Parker & Parsley Petroleum Company. From 1979 to April 1985, he was employed by Parker & Parsley in various engineering positions, including serving from 1981 to 1985 as Vice President of Engineering. Mr. Sheffield obtained a Bachelor of Science degree in petroleum engineering from the University of Texas.

Larry D. Estridge    Director

        Mr. Estridge was named a director of Evergreen in May 1989. He is a member in the law firm Womble Carlyle Sandridge & Rice, PLLC. Mr. Estridge joined Womble Carlyle in January 1999 and has served since that date as the Managing Member of its Greenville, South Carolina office. Prior to January 1999, he was a partner with Wyche, Burgess, Freeman & Parham, P.A. from July 1972 through December 31, 1998. See "Insider Participation and Transactions with Directors and Management," below. Mr. Estridge received an A.B. degree from Furman University and a J.D. from Harvard University School of Law.

Andrew D. Lundquist    Director

        Mr. Lundquist was named a director of Evergreen in November 2002. Since March 2002, Mr. Lundquist has served as the President of The Lundquist Group, LLC, a Washington, D.C.-based consulting firm that provides analytic and strategic advice to senior executives of corporations. During 2001, he served as the Director of The White House National Energy Policy Development Group, which directed the cabinet-level task force created by the President and headed by the Vice President that produced the President's National Energy Policy. At that same time, he also served as Senior Advisor to the President and Vice President on energy issues. Mr. Lundquist was the Majority Staff Director of the U.S. Senate Energy and Natural Resources Committee from 1998 to 2001. Mr. Lundquist received a Bachelor of Science degree from the University of Alaska and a J.D. from Catholic University Columbus School of Law.

John J. Ryan III    Director

        Mr. Ryan was named a director of Evergreen in May 1989. Since 1972 he has been engaged in international tax and investment activities through CISA Trust Company (Switzerland) S.A., of which he is Chairman. Mr. Ryan attended the University of Lausanne, Switzerland in 1946 and the University of Virginia in 1947.

CORPORATE GOVERNANCE MATTERS

        The Board periodically reviews the Company's governance policies, practices and procedures in an effort to ensure that the Company meets or exceeds the requirements of applicable laws and rules, including the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the related rules and regulations of the SEC, and the newly-adopted corporate governance listing standards of the NYSE and the expectations of its shareholders.

Director Independence

        Under the Corporate Governance Guidelines adopted by the Board, a minimum of two-thirds of the Company's directors must be "independent," as determined in accordance with NYSE and any other applicable regulatory requirements. The NYSE has adopted new listing standards relating to director independence. In addition to requiring that directors satisfy certain "bright-line" standards in order to be deemed "independent," as that term is defined by the NYSE, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company's directors have no material relationship with the Company that would impair such directors' independence. The Board has adopted such categorical standards, which are incorporated in the Board's Corporate Governance Guidelines. Under these standards, a director may be considered independent provided that he qualifies as independent under certain NYSE "bright line" standards and his relationships with the Company, if any, comply with each of the following standards:

  •
  A director will not be independent if, currently or within the preceding three years: (i) the director is or was employed by the Company; (ii) an immediate family member of the director is or was employed by the Company as an officer; (iii) the director is or was employed by or affiliated with the Company's (present or former) independent auditor; (iv) an immediate family member of the director is or was employed by or affiliated with the Company's (present or former) independent auditor; or (v) a Company executive officer is or was on the compensation committee of the board of directors of a company which employs or employed the director, or which employs or employed an immediate family member of the director.

  •
  The following relationships will not be considered to be material relationships that would impair a director's independence: if, currently or within the preceding three years, (i) a Company director is or was an executive officer, partner or principal of another company that does or did business with the Company, and the total amount of payments to or from the Company as a result of such business relationship are or were less than one percent or the annual revenues of both the Company and the company for which the director serves or served as an executive officer, partner or principal; (ii) a Company director is or was an executive officer, partner or principal of another company which is or was indebted to the Company, or to which the Company is or was indebted, and the total amount of either company's indebtedness to the other is or was less than one percent of the total consolidated assets of the company for which the director serves or served as an executive officer, partner or principal; and (iii) a Company director serves or served as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are or were less than one percent of that organization's total annual charitable receipts. The Board will annually review all relationships of directors.

  •
  The Board may determine that, in its judgment, a director who does not meet the guidelines set forth in the subsection above nonetheless does not have a material relationship with the Company that would interfere with his being deemed independent.

        In addition to being an independent director, as defined above, each member of the Company's Audit Committee must comply with Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the SEC and the NYSE applicable to Audit Committee members and, in particular, must not, except in his capacity as a member of the Audit Committee, the Board or any other Board committee:

  •
  Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company; or

  •
  Be an affiliated person of the Company or any Company subsidiary.

        The Board has applied the foregoing NYSE and categorical standards to each member of the Board and their immediate family members and has affirmatively determined that, as of the date of such determination, seven of the nine directors and nominees are independent of the Company, as follows: Messrs. Blanchard, Clark, Estridge, Lundquist, Ryan, Sheffield, and Smith. The Company's categorical standards, as well as other corporate governance mandates and initiatives adopted by the Company, are set forth in the Company's Corporate Governance Guidelines and are accessible at http://www.evergreengas.com/corpgovernance.html.

Attendance and Committees of the Board

        The Board met four times in 2003. The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The members of these committees are identified below. Each of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has been determined by the Board to be "independent," as that term is defined by NYSE rules, in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for Audit Committee members). See "Director Independence," above. A copy of each of the charters of these committees is available for review on the Company's website at http://www.evergreengas.com/corpgovernance.html and will be mailed to shareholders upon written request. The Board and each committee has the authority to retain, compensate and consult with outside counsel, experts and other advisors as necessary. Additionally, under the terms of the Board's Corporate Governance Guidelines and each committee's charter, the Board and each committee are required to annually conduct a review and evaluation of the performance of the Board or the committee, as applicable. The current charter of each committee is reviewed and reassessed annually by the committee to determine its adequacy in light of any changes to applicable rules and regulations. A summary of the responsibilities of each of the committees follows:

        Audit Committee.    The Audit Committee is presently composed of John J. Ryan III (chairman), Alain G. Blanchard and Robert J. Clark. The Audit Committee assists the Board in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. This includes assisting the Board in overseeing (i) the integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and independent auditor. The committee retains the Company's independent auditors, subject to shareholder ratification, and consults with and reviews the reports of the Company's independent auditors and those of the Company's internal financial staff. The Audit Committee met eight times during 2003. The committee engaged BDO Seidman, LLP as the Company's independent auditor for 2004. See "Proposal 2—Ratification of Appointment of BDO Seidman, LLP as Independent Auditors for 2004," below. See also "Audit Committee Report," below.

        The NYSE and the SEC have recently adopted new standards and regulations relating to audit committee composition and functions. The Board has determined that each member is financially literate, as determined in accordance with NYSE standards. In addition, in order to comply with these regulations, the Board has examined the SEC's definition of "audit committee financial expert" and has determined that Robert J. Clark satisfies these regulations and also is independent and has the requisite financial literacy and accounting or related financial management expertise under applicable NYSE standards. Accordingly, Robert J. Clark has been designated by the Board as the Company's audit committee financial expert.

        Compensation Committee.    The Compensation Committee is presently composed of Arthur L. Smith (chairman), Alain G. Blanchard, Andrew D. Lundquist and Scott D. Sheffield. The Compensation Committee is appointed by the Board to (i) discharge the Board's responsibilities relating to compensation of the Company's directors and officers and (ii) produce an annual report on executive compensation. The committee is responsible for evaluating and approving (or making recommendations to the Board regarding) officer and director compensation plans, policies and programs. To that end, the committee establishes the compensation levels of the Chief Executive Officer; annually reviews and approves, for the Chief Executive Officer and the senior executives of the Company, (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long-term incentive opportunity level, (iv) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate and (v) any special or supplemental benefits; and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, the committee makes recommendations to the full Board regarding compensation for directors. See "Compensation Committee Report on Executive Compensation," below. The Compensation Committee met four times during 2003.

        Nominating and Governance Committee.    The Nominating and Governance Committee is presently composed of Larry D. Estridge (chairman), Andrew D. Lundquist and Scott D. Sheffield. The Nominating and Governance Committee is appointed by the Board to (i) assist the Board in identifying individuals qualified to become Board members consistent with criteria approved by the Board and to recommend to the Board director nominees for election by the shareholders; (ii) develop and recommend to the Board corporate governance, conflicts of interest and business ethics policies, principles, codes of conduct and guidelines applicable to the Company; (iii) oversee the annual review of the Board's performance; and (iv) serve as the Company's Qualified Legal Compliance Committee for the purpose of Section 307 of the Sarbanes-Oxley Act and the SEC's standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of the Company. The Nominating and Governance Committee met two times during 2003. The committee will consider written nominations of candidates for election to the Board submitted by shareholders to the Secretary of the Company who are nominated in accordance with the Company's policies and bylaws. See "Director Nominations" and "Other Matters—Proposals for 2005 Annual Meeting," below.

        All directors attended at least 75% of the Board meetings and assigned committee meetings held during 2003 except Alain Blanchard, who attended 70% of the meetings. Directors are expected to attend meetings of the Board and assigned committees, as well as (effective beginning in 2004) the annual meetings of shareholders. Four of the Company's nine directors at the time of the 2003 annual meeting attended the 2003 annual meeting of shareholders.

Executive Sessions

        The Company's non-management directors are required to meet in executive session during each of the Board's regularly scheduled meetings without any management directors present. If the group of non-management directors includes directors who are not independent under applicable NYSE rules, the independent directors shall meet at lease once a year in executive session. The non-management directors designate a director to preside at each session. Pursuant to this procedure, Larry Estridge was designated presiding director for the executive sessions held during fiscal year 2003. During fiscal year 2003, the Board met in executive session four times without management present. Interested parties may communicate with the non-management directors as a group by contacting the Secretary of the Company, c/o Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202. See "Shareholder Communications with the Board," below.

Corporate Governance Guidelines

        The Board has adopted written Corporate Governance Guidelines, which are intended to assist the Board in the exercise of its responsibilities. The guidelines reflect the Board's commitment to monitoring the effectiveness of policy- and decision-making, both at the Board and management levels, with a view to enhancing shareholder value. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, director independence requirements, board responsibilities, meetings of non-management directors, board compensation and other matters. The Company's Corporate Governance Guidelines are available on the Company's website at http://www.evergreengas.com/corpgovernance.html. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Secretary, c/o Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202.

Code of Business Conduct and Ethics

        The Company maintains a Code of Business Conduct and Ethics (the "Code of Ethics") to provide guidance on maintaining the Company's commitment to being honest and ethical in its business endeavors. The Code of Ethics has been adopted by the Board and covers a wide range of business practices, procedures and basic principles regarding corporate and personal conduct. The Code of Ethics is applicable to the employees, officers, directors, agents and representatives of the Company and its affiliates. A copy of the Code of Ethics may be found on the Company's website at http://www.evergreengas.com/corpgovernance.html. A shareholder also may request a copy of the Code of Ethics by contacting the Secretary, c/o Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202. Any waivers or substantive amendments of the Code of Ethics applicable to the Company's directors and executive officers (including but not limited to the Company's Chief Executive Officer, Chief Financial Officer, Controller and other persons serving in a similar capacity) will be disclosed on the Company's website, by press release and/or on a current report on Form 8-K. Any waiver of the Code of Ethics for executive officers or directors may be made only by the Board or a Board committee.

Shareholder Communications with the Board

        Any shareholder desiring to contact the Board of Directors, or any individual director, may do so by telephone call or electronic communication directed to Andrew D. Lundquist, the independent director who has been designated by the Board to receive such communications. His telephone number is 202.589.0015 and his email address is andrew@thelundquistgroup.com. Any communications received that are directed to the Board will be processed by the Secretary and distributed promptly to the Board or individual directors, as appropriate. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his or her business judgment to determine whether such communication should be conveyed to the Board.

Director Nominations

        As noted above, one of the primary responsibilities of the Nominating and Governance Committee is to assist the Board in identifying and reviewing qualifications of prospective directors of the Company. In connection with its evaluation of potential director nominees, the Nominating and Governance Committee applies the following general and specific criteria:

        General Criteria.    Director selection should include at least enough independent directors to satisfy the minimum proportion of independent directors to total directors required by the Company's Corporate Governance Guidelines, NYSE rules and other applicable regulatory requirements, and such independent director nominees should have appropriate skills, experiences and other characteristics to provide qualified persons to fill all Board committee positions required to be filled by independent directors. Each director should: (i) be an individual of the highest character, judgment and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member; and (iv) demonstrate the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

        Specific Criteria.    In addition to the foregoing general criteria, the Nominating and Governance Committee is responsible for developing, reevaluating at least annually and modifying as appropriate a set of specific criteria outlining the skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), particular areas of expertise, specific backgrounds and other characteristics that should be represented on the Board to enhance the effectiveness of the Board and Board committees. These specific criteria should take into account any particular current needs of the Company based on its business, size, ownership, growth objectives, community, customers and other characteristics, and may be adjusted and refocused as these Company characteristics change and evolve. These specific criteria also should reflect the Company's belief that diversity of background and experience provides additional perspectives that are helpful. The Nominating and Governance Committee is responsible for preparing at least annually a list of any specific criteria so identified that are not adequately represented on the Board.

        The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by shareholders in accordance with the Company's bylaws and policies regarding director nominations. Any shareholder nominations will be evaluated using the same criteria set forth in the Nominating and Governance Committee charter and Corporate Governance Guidelines as are applicable to persons nominated by other sources. See "General Criteria" and "Specific Criteria" above. On February 20, 2004, the Board approved an amendment to the Company's bylaws which modifies the advance notice provisions related to director nominations. The amendment makes the advance notice provisions for shareholder director nominations and other shareholder proposals consistent. The amendment is effective as of May 8, 2004 and is described in greater detail in "Other Matters—Proposals for 2005 Annual Meeting," below.

        Shareholders wishing to make such a submission may do so by providing all information regarding the nominee that would be required under applicable SEC proxy rules, including (in addition to the information required in the bylaws or by applicable law): (i) the full name and resident address of nominee; (ii) the age of nominee; (iii) the principal occupation of the nominee for the past five years; (iv) any current directorship held on public company boards; (v) the number of shares of Common

Stock held by nominee, if any; and (vi) a signed statement of the nominee consenting to serve if elected. In addition, the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is being made must provide (i) the name and address, as they appear on the corporation's books, of such shareholder and such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) any material interest of the shareholder and/or such beneficial owner in the nominee or the nominee's election as a director. Such information should be sent to the Nominating and Governance Committee, c/o the Secretary of the Company, at the address listed above. See "Other Matters—Proposals for 2005 Annual Meeting," below.

        In addition to potential director nominees submitted by shareholders, the Nominating and Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time in its sole discretion, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Committee has not retained a third-party search firm to assist in the identification or evaluation of Board member candidates for election to the board at the Meeting, although it may do so in the future. The Committee investigates potential candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Committee using the board membership criteria described above.

        No candidates for director nominations were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting. Any shareholder desiring to present a nomination for consideration by the Nominating and Governance Committee prior to the 2005 annual meeting must do so in accordance with the Company's policies and bylaws. See "Other Matters—Proposals for 2005 Annual Meeting," below.

Auditing and Accounting Complaint Policy

        The Audit Committee has adopted procedures for (i) the receipt, retention and treatment of complaints by employees or third parties regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns (anonymously if they choose) by contacting a toll-free "hotline." The operator of the hotline will generate a report relating to the complaint or concern that will be provided to the Company's Chief Financial Officer or, if the Chief Financial Officer is the subject of the complaint or concern, to the Audit Committee Chairman. The Audit Committee will oversee the review of any complaint that is received and prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Chief Financial Officer and the Audit Committee Chairman will maintain a log of all complaints and concerns and will prepare a periodic report summarizing their investigation and resolution for submission by the Audit Committee to the Board.

Audit Committee Audit and Non-Audit Services Approval Policy

        The Audit Committee has adopted a policy that requires it to approve audit and permitted non-audit services performed by the independent auditors before the service is rendered (including any change in terms, conditions, fees and scope of a service previously approved) in order to assure that the provision of such services does not impair the auditors' independence. Each proposed service that requires approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer in accordance with the procedures and standards set forth in this policy, and must (i) be accompanied by the proposed engagement letter describing each audit or non-audit service, (ii) identify the category of each service and (iii) include a joint statement of the independent auditors and the Chief Financial Officer as to whether, in their view, the services are consistent with the SEC's rules and regulations governing the independence of the auditors. The Audit

Committee may delegate approval authority to one or more of its members, but it may not delegate its responsibilities to approve services performed by the independent auditors to management. The Audit Committee must also approve any non-audit service by any accounting firm other than the independent auditors if the cost of the service is reasonably expected to exceed $10,000. The Audit Committee may, in its sole discretion, establish a list of certain audit or non-audit services that have been pre-approved by the Audit Committee in accordance with SEC rules, regulations and guidance.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is composed of three directors whom the Board has determined to be independent under applicable NYSE and SEC rules. The Committee operates under a written charter adopted by the Board in June 2000 and most recently amended in February 2004, a copy of which is attached to the proxy materials as Appendix A.

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company. The Audit Committee has sole authority to select the Company's independent accountants.

        Management is responsible for preparing the Company's financial statements so that they comply with generally accepted accounting principles and fairly present the Company's financial condition, results of operations and cash flows; issuing financial reports that comply with the requirements of the SEC; and establishing and maintaining adequate internal control structures and procedures for financial reporting. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

        The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Committee has discussed with the independent accountants that firm's independence. The Committee has considered whether the independent accountants' provision of non-audit services is compatible with maintaining the independence of the accountants.

        Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

        Respectfully submitted by the Audit Committee of the Board of Directors:

Alain G. Blanchard
Robert J. Clark
John J. Ryan III, Chairman

BUSINESS EXPERIENCE OF OTHER EXECUTIVE OFFICERS

        The following provides certain information concerning the executive officers of the Company who are not also directors:

Kevin R. Collins    Executive Vice President—Finance, Chief Financial Officer, Treasurer and Secretary

        Mr. Collins, age 47, was named Executive Vice President in March 2003 and has served as Evergreen's Vice President, Chief Financial Officer and Treasurer since June 1995 and as Secretary since 1999. He has over 13 years of public accounting experience. Mr. Collins received a Bachelor of Science degree in business administration and accounting from the University of Arizona, and, before joining Evergreen, was employed by BDO Seidman, LLP, where he was a senior manager. Mr. Collins is currently the vice president of the Colorado Oil & Gas Association.

J. Scott Zimmerman    Vice President—Operations and Engineering

        Mr. Zimmerman, age 47, joined Evergreen in January 2003. From 1982 until January 2003, Mr. Zimmerman was employed by JM Huber Corp., which specializes in coal bed methane exploration and development in the Rocky Mountain Region and where he most recently served as Vice President—Energy Sector. Prior to joining Huber, Mr. Zimmerman was a Production Engineer and Reservoir Engineer with Amoco Production Company. Mr. Zimmerman received a Bachelor of Science degree in petroleum engineering from Texas Tech University in 1979. He is a member of the Society of Petroleum Engineers.

        Each officer of the Company holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors if in its judgment it is in the best interests of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following information is furnished for the years ended December 31, 2003, 2002 and 2001, for the Company's Chief Executive Officer and the three other executive officers of the Company whose salary and bonus exceeded $100,000 during 2003 (as defined above, the "Named Executive Officers").

				Long Term Compensation Awards
		Annual Compensation				Securities Underlying Options (#)(3)
Name and Principal Position				Value of Restricted Stock ($)			All Other Compensation ($)(4)
	Year	Salary ($)	Bonus ($)
Mark S. Sexton	2003	325,000	400,000	917,600	(1)	—	18,250
President and Chief Executive Officer	2002	325,000	375,000	—		—	15,808
	2001	250,000	375,000	—		100,000	14,827
Dennis R. Carlton	2003	275,000	375,000	917,600	(1)	—	18,372
Executive Vice President—	2002	275,000	375,000	—		—	9,883
Exploration and Chief	2001	215,000	275,000	—		100,000	8,614
Operating Officer
Kevin R. Collins	2003	250,000	300,000	917,600	(1)	—	15,579
Executive Vice President—Finance,	2002	225,000	225,000	—		—	8,629
Chief Financial Officer, Treasurer	2001	175,000	175,000	—		100,000	7,229
and Secretary
J. Scott Zimmerman	2003	137,500	32,500	429,200	(2)	—	3,750
Vice President—Operations and	2002	—	—	—		—	—
Engineering	2001	—	—	—		—	—

(1)
The value of the restricted stock reported in this column as determined using the April 1, 2003 grant date closing price of $22.95 per share for the Common Stock as reported by the NYSE. The restricted stock grants will vest in four equal installments on April 1 of 2004, 2005, 2006 and 2007, provided that each Named Executive Officer remains an employee of the Company.

(2)
The value of the restricted stock reported in this column as determined using the February 3, 2003 grant date closing price of $21.46 per share for the Common Stock as reported by the NYSE. The restricted stock grants vest in four equal installments on February 3 of 2004, 2005, 2006 and 2007, provided that each Named Executive Officer remains an employee of the Company.

(3)
As adjusted to reflect the Company's two-for-one stock split on September 16, 2003.

(4)
Amounts for 2003 include the dollar value of contributions made by the Company to the account of each Named Executive Officer under the Company's 401(k) plan as follows: Mr. Sexton, $12,000; Mr. Carlton, $13,083; Mr. Collins, $11,250; and Mr. Zimmerman, $3,750. The balance of the amounts for 2003 represent amounts paid for untaken leave for each Named Executive Officer.

        The following table sets forth information with respect to the Named Executive Officers concerning options exercised during 2003 and the value of unexercised options held as of the end of the last fiscal year (as adjusted to reflect the Company's two-for-one stock split on September 16, 2003).

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2003 (#)
					Value of Unexercised In-the-Money Options at December 31, 2003 ($)(2)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark S. Sexton	81,384	$1,737,426	444,578	101,500	$10,347,849	$1,812,390
President and Chief Executive Officer
Dennis R. Carlton	214,464	$4,632,707	301,500	101,500	$6,430,328	$1,812,390
Executive Vice President—Exploration and Chief Operating Officer
Kevin R. Collins	58,000	$1,207,329	385,000	95,000	$8,620,850	$1,661,200
Executive Vice President—Finance, Chief Financial Officer, Treasurer and Secretary
J. Scott Zimmerman	0	0	0	0	0	0
Vice President—Operations and Engineering

(1)
Value realized represents the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price.

(2)
Value represents the difference between the closing price of the Common Stock on December 31, 2003 ($32.51) and the option exercise price.

        There were no option grants to the Named Executive Officers in 2003.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes information as of December 31, 2003, relating to the Company's equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of Common Stock may be granted from time to time (as adjusted to reflect the Company's two-for-one stock split on September 16, 2003).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (1) (C)
Equity compensation plans approved by security holders(2)	2,226,144	12.87	1,129,344
Equity compensation plans not approved by security holders(3)	89,284	11.31	23,687

Total	2,315,428	12.81	1,153,031

(1)
The 2000 Stock Incentive Plan includes an "evergreen" or "replenishment" formula that provides that the number of shares authorized for issuance may be increased each year by the lesser of either 300,000 shares or an amount determined by the Board of Directors. The shares shown in column (C) may be the subject of awards other than options, warrants or rights granted under the 2000 Stock Incentive Plan.

(2)
Includes the Company's Key Employee Equity Plan, Initial Stock Option Plan and 2000 Stock Incentive Plan.

(3)
Includes the Carbon Energy Corporation 1999 Stock Option Plan, as amended (the "Carbon Plan"), the outstanding awards of which were assumed by Evergreen in connection with the acquisition of Carbon Energy Corporation (the "Merger") pursuant to that certain Agreement and Plan of Reorganization among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation, dated as of March 31, 2003 (the "Merger Agreement").

Carbon Plan

        Under the terms of the Merger Agreement, Evergreen agreed to assume certain options granted under the Carbon Plan which were outstanding at the effective time of the Merger. Evergreen may, but is not obligated to, grant additional awards under the Carbon Plan in the future, subject to the terms of the Carbon Plan. Subsequent to October 29, 2003, options granted under the Carbon Plan are designated as nonqualified stock options unless otherwise permitted under the Carbon Plan.

Background

        The effective date of the Carbon Plan was October 14, 1999, and will terminate on September 1, 2009 unless terminated sooner by the Board. Effective October 29, 2003, the Carbon Plan is administered by either the Board of Directors of the Company or by the Compensation Committee of the Company's Board of Directors, which is to consist of two or more non-employee directors. Subject to the terms of the Carbon Plan, the Carbon Plan Administrator (the Board of Directors or, if appointed by the Board of Directors to administer the Plan, the Compensation Committee) has the full and exclusive right to grant and determine the terms and conditions of all options granted under the Carbon Plan and to prescribe, amend and rescind rules for administration of the Carbon Plan.

Eligibility

        Effective October 29, 2003, options may only be granted to eligible employees, directors and consultants of the Company and its subsidiaries, unless otherwise permitted under the Carbon Plan and applicable laws, rules and regulations.

Grants of Options

        Pursuant to the Merger Agreement, each outstanding Carbon option was converted into an option (an "Evergreen option") to acquire shares of Common Stock. Based on the Merger exchange ratio of 0.55, Evergreen registered with the SEC 248,453 shares of Common Stock which may be issued under the Carbon Plan upon the exercise of such Evergreen options and options granted by Evergreen under the Carbon Plan in the future, if any. If an outstanding option under the Plan expires or for any reason ceases to be exercisable in whole or in part, other than upon exercise of the option, the shares which had been subject to the option but were not issued because the option was never exercised continue to be available under the Carbon Plan. Shares which may be issued under options may consist, in whole or in part, of authorized but unissued stock of the Company not reserved for any other purpose. The Carbon Plan Administrator may from time to time in its discretion determine which eligible employees, directors and consultants, if any, should receive options in the future.

Option Price

        The option price per share of Common Stock under each option is determined by the Carbon Plan Administrator and stated in the option agreement. The option price for nonqualified stock options granted under the Plan cannot be less than 85% of the fair market value (determined as of the date the option is granted) of the shares subject to the option, and the option price for incentive stock options granted under the Plan cannot be less than 100% of the fair market value (determined as of the date the option is granted) of the shares subject to the option; provided, however, that the option price for options assumed by the Company in the Merger were determined as set forth in the Merger Agreement.

Early Exercise

        A participant's option agreement may, but need not, provide that the participant may elect to exercise all or any portion of the option prior to its vesting. Any shares purchased upon exercise of an unvested portion of the option will be subject to a right of repurchase in favor of the Company in accordance with the terms of an early exercise stock purchase agreement.

Exercise of Options

        To exercise an option, in whole or in part, a participant must deliver written notice of exercise to the Secretary of the Company and satisfy the requirements set forth in the Carbon Plan. As soon as practicable after the participant has given the Company written notice of exercise of an option and has otherwise met the requirements described above, the Company will issue or transfer to the participant the number of shares of Common Stock as to which the option has been exercised and will deliver to the participant a certificate or certificates for those shares, registered in the participant's name.

        Effective October 28, 2003, the date that the Carbon shareholders approved the Merger Agreement, all outstanding options to purchase Carbon common stock under the Carbon Plan became immediately exercisable in full.

Expiration, Transfer and Termination of Options

        Each option expires on the date set forth in the relevant option agreement, unless it expires earlier as a result of a termination of (1) employment of an employee, (2) a director's service as a member of the board of directors, or (3) a consultant's services, as applicable. Under the Carbon Plan, no option may be granted which may be exercised more than 10 years after the date it was granted.

        Options may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant. Notwithstanding the foregoing, an option may be transferred by a participant solely to (1) members of the participant's immediate family (children, grandchildren, or spouse); (2) trusts for the benefit of such family members; or (3) partnerships where the only partners are such family members.

Effect of Termination of Employment

        Subject to any limits in the applicable option agreement, and so long as a participant's notice of exercise is provided prior to the termination of the option, a participant shall be entitled to exercise his or her option upon termination of the participant's employment with the Company (other than upon death or disability) within three months after the date of a termination of employment other than for cause (as described below). Any vesting of an option will cease upon termination of employment, and the option will be exercisable only to the extent that it was exercisable on the date of termination. Any options not exercisable as of the date of termination, and any options or portions of options not exercised within the specified period, will terminate.

        If a participant dies while employed by the Company, or within a period of three months after the termination of employment with the Company for a reason other than cause, the personal representatives of the participant's estate or the persons who have acquired the option from the participant by bequest or inheritance may exercise the option at any time within the year after the date of death but not later than the expiration date of the option. Any vesting of an option will cease upon termination of employment, and the option will be exercisable only to the extent that it was exercisable on the date of such termination. Any options not exercisable as of the date of termination, and options or portions of options not exercised within the specified period, will terminate.

        Upon termination of a participant's employment with the Company by reason of the participant's disability (within the meaning of Section 22(e)(3) of the Code), the participant may exercise the option at any time within one year after the date of termination but not later than the expiration date of the option. Any vesting of an option will cease upon termination of employment, and the option will be exercisable only to the extent that it was exercisable on the date of such termination. Any options not exercisable as of the date of termination, and options or portions of options not exercised within the specified period, will terminate.

        Notwithstanding anything in the Carbon Plan to the contrary, options granted to a participant will terminate immediately if the participant breaches any obligation under a covenant not to compete with the Company.

Certain U.S. Federal Income Tax Consequences

        There will be no federal income tax consequences to the participant or the Company when a nonqualified stock option is granted provided the option does not have a readily ascertainable fair market value. However, upon exercise of a nonqualified stock option, the difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant in the year of exercise or, if the stock is subject to restrictions, when the restrictions lapse (i.e., when the stock is transferable or no longer subject to a substantial risk of forfeiture). The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant. The participant's basis in shares of Common Stock acquired upon exercise of an option will equal the option price plus the amount of taxable income recognized by the participant at the time of exercise. Any subsequent disposition of the stock by the participant will be treated as a capital gain or loss to the participant. If the participant has held the stock for one year or less at the time of sale, the gain or loss realized from the sale will be short-term capital gain or loss and taxed accordingly. On the other hand, if the participant has held the stock for more than one year at the time of sale, the gain or loss will be a long-term capital gain or loss and will be taxed as such.

        Incentive stock options granted under the Carbon Plan are intended to qualify as incentive stock options under Section 422 of the Code. Under Section 422, the grant and exercise of an incentive stock option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive stock option over the option price for such shares generally will constitute an item of adjustment in computing the participant's alternative minimum taxable income for the year of exercise. Thus, certain participants may incur federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

        If permitted by the Carbon Plan Administrator and applicable law, payment of the option price upon the exercise of incentive stock options and nonqualified stock options may be made by delivery of shares of Common Stock already owned by the participant. In general, the participant will be deemed to receive back a number of shares equal to the number surrendered in an income tax-free transaction, and the shares received will have the same tax basis as the shares being surrendered. If the option being exercised is an incentive stock option, the additional shares received on exercise will not result in income being recognized, and the shares will have a zero basis for tax purposes on their subsequent disposition. If the option being exercised is a nonqualified stock option, the participant generally will recognize ordinary income equal to the value of the additional shares received when the shares are delivered or when any restriction on the shares lapses, whichever occurs last, and the shares will have the amount of income recognized as their tax basis.

        The U.S. federal income tax discussion set forth above is included for general information only. Each participant should consult his own tax advisor as to the specific tax consequences of the Plan, including the application and effect of other federal, state, local and foreign laws.

Amendments; Other Information

        The Carbon Plan Administrator may alter, amend, suspend or terminate all or part of the Carbon Plan, except that no such action will diminish or impair the rights under an option previously granted without the consent of the participant. Unless the shareholders of the Company have given their approval, the total number of shares for which options may be issued under the Plan may not be increased, except under certain limited circumstances, and no amendment may be made (1) which reduces the price at which the Common Stock may be offered under the Carbon Plan to less than 100% of the fair market value of shares subject to incentive stock options or less than 85% of the fair market value of shares subject to nonqualified stock options, or (2) which materially modifies the requirements as to eligibility for participation in the Carbon Plan.

        Subject to the terms and conditions of the Carbon Plan, the Board of Directors may modify, extend or renew outstanding options granted under the Carbon Plan, or accept the surrender of outstanding options to the extent not exercised and authorize the grant of new options in substitution therefor, except that no such action may diminish or impair the rights under an option previously granted without the consent of the participant.

        A participant has no rights as a shareholder of the Company with respect to shares covered by an option until a stock certificate for the shares has been issued. Nothing contained in the Carbon Plan or any option granted under the Carbon Plan confers upon a participant any right with respect to the continuation of employment by the Company or any subsidiary.

        The above disclosure regarding the Carbon Plan is intended to briefly summarize only certain aspects of the Carbon Plan and the manner in which eligible participants may be offered shares of Common Stock. Since this is a summary, it is not intended to be a complete description of all material provisions of the Carbon Plan and it is qualified in all respects by the complete text of the Carbon Plan. For more information about the Carbon Plan, please call the Company at (303) 298-8100 or write to the Chief Financial Officer, Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company's compensation program for its executive officers generally is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards. Evergreen's compensation policy has been to offer conservative base salaries and to provide performance-based incentives in the form of annual bonuses and stock awards in order to provide an overall competitive compensation package for executive officers. The goal of the Compensation Committee (or the "Committee"), which administers the Company's executive compensation program, is to ensure that the Company retains qualified, experienced executives whose financial interests are aligned with those of the shareholders. During 2003, the Committee retained an executive compensation consulting firm (Hewitt Associates) to assist and advise it in its efforts to establish and administer competitive compensation and incentive programs. Hewitt conducted a comparative market analysis with respect to the salaries of executive officers and the annual bonus opportunities and equity award programs. The Committee considered Hewitt's advice, general industry practice, tax effects and other factors in structuring executive compensation in 2003.

        Base Salaries:    Base salaries for each of the Company's executives are determined by taking into consideration performance, length of tenure with the Company and compensation paid to key executives by other public oil and gas companies comparable to the Company in size and complexity. In order to determine comparable salary levels paid within the industry, the Committee reviews various surveys and publicly filed information regarding a selected peer group of comparable companies. The salaries paid to the Named Executive Officers in 2003 are stated in the "Summary Compensation Table," above.

        Annual Bonus Incentives:    Performance contributions by key executives are evaluated by several criteria which are considered important to the Company's success. These criteria are not specifically weighted in the determination of salary increases and bonuses, since the relative importance of such measures may change from year to year and the relative responsibilities of individual executives toward the achievement of corporate objectives may differ. Examples of criteria considered are: (i) quantity of oil and gas reserves and volume changes in net reserves; (ii) increases in natural gas production and financial operating cash flow; (iii) the achievement of competitive finding costs of oil and gas reserves; (iv) cost controls exerted over lease operating expenses and general operating expenses; (v) new business evaluation and the selection of optimal prospective new projects; and (vi) overall financial management.

        The Compensation Committee considered the Company's substantial increases in proved reserves and production in its review of executive performance in 2003. The Committee did not focus on specific numeric formulas in making its decision to award executive bonuses. The Committee believes that the experience, skill, judgment and management practices of the executives contributed substantially to these increases. The bonuses paid to the Named Executive Officers in 2003 are stated in the Summary Compensation Table.

        Stock-Based Awards:    The Committee also utilizes restricted stock and/or stock options as incentives for executives. In determining the number of shares of restricted stock and/or options to be awarded to each executive, the Committee considers the individual performance of each executive, level of responsibility, competitive practice, base salary, and the number of shares and options already owned by the executives as a group relative to the total number of outstanding stock options and shares held by all shareholders. Hewitt Associates, the Company's independent executive compensation advisor, indicated in its report to the Committee that that stock options were declining in significance among the Company's peers as more companies were electing to focus on restricted share grants to deliver long-term incentive awards. In March of 2003, the Committee granted each of Mark S. Sexton, Dennis R. Carlton and Kevin R. Collins restricted stock awards for 40,000 shares of Common Stock, which vest in equal installments over a period of four years, that were designed to act as a retention tool as well as deliver long-term incentives. There were no stock option grants made to the Named Executive Officers in 2003.

        Compensation of the Chief Executive Officer:    During the fiscal year ended December 31, 2003, Mark S. Sexton, President and Chief Executive Officer, received annual compensation of $743,250 for his services. This includes a salary of $325,000, a bonus of $400,000, deferred compensation pursuant to the Company's 401(k) plan in the amount of $12,000 and $6,250 in payment for untaken leave. In setting the salary for Mr. Sexton for 2003, the Committee considered all of the criteria described above in this report, along with information confirmed by Hewitt indicating that total compensation was at the lower end of the range of chief executive officers of comparable companies. The Committee determined that a bonus payment in the amount of $400,000 to Mr. Sexton was appropriate.

        Section 162(m):    Under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), federal income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds $1,000,000 in any one year. The Compensation Committee intends to preserve the deductibility of compensation in accordance with the requirements of Section 162(m) and related regulations to the extent that it is deemed practical. However, the Company retains the flexibility to award compensation that could exceed such levels under Section 162(m) if it is determined to be in the best interests of the Company.

        Respectfully submitted by the Compensation Committee of the Board of Directors:

Andrew D. Lundquist
Scott D. Sheffield
Alain G. Blanchard
Arthur L. Smith, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2003, the Company incurred total fees of $61,000 with John S. Herold, Inc. ("Herold"), an energy research and consulting firm, for: (i) retainer-based research services and (ii) partial sponsorship of a multi-client Herold research project focused on oil and gas exploration. One of the Company's directors, Arthur L. Smith, is the Chairman, Chief Executive Officer and majority shareholder of Herold, a privately-owned company. The Company's client relationship with Herold is subject to annual review and evaluation and could increase or decrease in 2004.

CHANGE IN CONTROL AGREEMENTS

        Effective March 1, 2002, the Company entered into change in control agreements with each of the Named Executive Officers with the exception of J. Scott Zimmerman. The terms and conditions of the change in control agreements are identical. Each change in control agreement will continue in effect until the earliest of (i) December 31, 2004 if no change in control has occurred, subject to automatic renewal for additional one-year periods unless the Company gives notice to the Named Executive Officer that it does not wish to extend the agreement; (ii) the termination of the Named Executive Officer's employment with the Company for any reason prior to the change in control; or (iii) the end of a two-year period following a change in control and the fulfillment by the Company and the Named Executive Officer of all obligations under the change in control agreement.

        Under the terms of each change in control agreement, if a change in control of the Company occurs while the Named Executive Officer is an employee of the Company, and a qualifying termination of his employment with the Company occurs within the 24-month period following the change in control, then the Named Employee is entitled to certain compensation payments and benefits. A "qualifying termination" means the Company's termination of the Named Executive Officer's employment for a reason other than death, disability, retirement or "cause" (as defined in the agreement), or the Named Executive Officer's termination of his employment for "good reason" (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations). A "change in control" is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 50% or more of the outstanding Common Stock, the merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, the sale of all or substantially all of the assets of the Company or a change in a majority of the Board of Directors of the Company within a 12-month period.

        The change in control agreements provide that, upon a qualifying termination after a change in control, the Company will pay a lump-sum cash severance benefit in an amount equal to the sum of (i) three times the executive's average base salary (as defined in the agreement) during two years in the three-year period before termination plus (ii) three times the average annual incentive bonus earned under any incentive bonus plan of the Company during two out of the last three years before termination. The change in control agreements also provide that, in the event of a qualifying termination after a change in control, the Named Executive Officer will receive a lump-sum cash amount equal to accrued salary and earned bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.

        In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the Named Executive Officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. The Named Executive Officers will also be entitled to receive "gross-up payments" equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes.

        The change in control agreements also provide that the Company will continue to provide for two years the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide the Named Executive Officer with two additional years of service credit under all non-qualified retirement plans and excess benefits plans in which the Named Executive Officer participated at termination. The change in control agreements also provide that the Named Executives are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the Named Executive

Officer fails to comply with any of these provisions, he will not be entitled to receive any payment or benefits under the agreement.

INSIDER PARTICIPATION AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

        Since January 1999, Larry D. Estridge, a director of Evergreen, has been a member of the law firm of Womble Carlyle Sandridge & Rice, PLLC ("Womble Carlyle") in its Greenville, South Carolina office. Womble Carlyle provided legal services to the Company from time to time during 2003 at customary rates. Total legal fees paid to Womble Carlyle during 2003 were $322,000, which was substantially less than 1% of such law firm's revenues for 2003. Management intends to obtain legal services from the firm in 2004 upon substantially the same terms for such services as applicable for prior years.

        Mark S. Sexton, President, Chief Executive Officer and a director of Evergreen, is on the board of directors of KFx Inc. ("KFx"), a provider of clean coal technology and service solutions to the electric power generation industry. On February 9, 2001, Evergreen completed a transaction with KFx under which KFx sold to Evergreen a portion of its convertible preferred stock investment in its Pegasus Technologies, Inc. subsidiary ("Pegasus") for $1,500,000, representing an approximate 8.8% as converted interest in Pegasus. On May 1, 2002, KFx repurchased the convertible preferred stock from the Company for $2,000,000 plus accrued interest, thus terminating Evergreen's beneficial ownership interest in Pegasus.

        In connection with the purchase of the convertible preferred stock on February 9, 2001, Evergreen was granted a five-year warrant to purchase 1,000,000 shares of KFx common stock at $3.65 per share, subject to certain adjustments, which included a reduction in the warrant price to $2.25 per share upon KFx's retirement of certain outstanding debentures. These debentures were retired in full by KFx in July of 2002; accordingly, the warrant exercise price was reduced to $2.25 per share. During 2003, Evergreen exercised its warrants to purchase 1,000,000 shares of KFx common stock at $2.25 per share and subsequently sold the 1,000,000 shares at an average price of $4.88 per share.

        See also "Compensation Committee Interlocks and Insider Participation," above.

COMPENSATION OF DIRECTORS

        During 2003, the Company's outside directors who were not officers or salaried employees of the Company (as used herein, "non-management" or "outside" directors) each received a $30,000 annual retainer fee in the form of cash, Common Stock or options to purchase Common Stock, as elected by the director. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest fully at the time of grant and have a term of five years. The Common Stock also vests fully at time of grant. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board, committee and shareholder meetings.

        During 2003, non-management directors who serve on the Audit, Compensation and Nominating and Governance Committees also received a fee for serving on these committees. During 2003, the chairman of each of the Audit and Compensation Committee received a retainer of $10,000 and the Nominating and Governance Committee chairman received a retainer of $5,000. Members of the Audit Committee received a retainer of $10,000 each and members of the Compensation and Nominating and Governance Committees received retainers of $5,000 each. Upon review, the 2004 compensation program for outside directors is unchanged from the 2003 compensation program.

        Effective January 1, 2003, the Board of Directors approved a long-term compensation award for non-management (outside) directors. The multi-year award consisted of stock options to be awarded to each outside director for an aggregate of 24,000 shares of Common Stock and restricted stock awards for 12,000 shares of Common Stock (as adjusted to reflect the Company's two-for-one stock split on

September 16, 2003). Awards were made under the 2000 Stock Incentive Plan; the stock options and restricted stock vest 20% per year. The options have a five-year term and were granted at fair market value in accordance with the 2000 Stock Incentive Plan. The stock options and restricted stock awards granted pursuant to the long-term compensation program were in addition to stock options and restricted stock awards that may be granted in connection with the directors' retainer fees.

        Effective December 2002, the Compensation Committee approved "director stock ownership" guidelines. These guidelines are intended to ensure that each director maintain an equity interest in the Company equal to at least three times the Company's annual Board retainer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the federal securities laws, Evergreen's directors and officers are required to report to the SEC their beneficial ownership of Common Stock and any changes in that ownership. Specific dates for such reporting have been established by the SEC and Evergreen is required to report in this proxy statement any failure to file by the established dates during 2003. Based upon a review of the Company's records during the fiscal year ended December 31, 2003 (as adjusted to reflect the Company's two-for-one stock split on September 16, 2003), the Company's 10% shareholders, officers and directors satisfied all applicable filing requirements under Section 16(a) of the Exchange Act except for the following persons who failed to timely report on Form 4 the following transactions: (i) Mark S. Sexton failed to timely report the acquisition of 40,000 shares of Common Stock awarded on April 1, 2003 pursuant to a restricted stock award; (ii) Dennis R. Carlton failed to timely report (a) the acquisition of 40,000 shares of Common Stock awarded April 1, 2003 pursuant to a restricted stock award; and (b) the acquisition of 43,000 shares of Common Stock upon the exercise of options on August 28, 2003 and the divestiture of 43,000 shares of Common Stock on May 2, 2003; (iii) Kevin R. Collins failed to timely report (a) the acquisition of 40,000 shares of Common Stock awarded on April 1, 2003 pursuant to a restricted stock award; and (b) the acquisition of 51,000 shares of Common Stock upon the exercise of options on May 2, 2003 and the divestiture of 51,000 shares of Common Stock on May 2, 2003; (iv) Alain G. Blanchard, Andrew D. Lundquist, Larry D. Estridge, John J. Ryan, III, Scott D. Sheffield and Arthur L. Smith each failed to timely report the acquisition of 12,000 restricted shares of Common Stock and an option to purchase 24,000 restricted shares of Common Stock awarded on January 2, 2003 pursuant to stock award agreements; and (v) Robert J. Clark failed to timely report (a) the acquisition of 12,000 restricted shares of Common Stock and an option to purchase 24,000 restricted shares of Common Stock awarded on January 2, 2003 pursuant to stock award agreements and (b) the acquisition of 1,146 shares of Common Stock on October 22, 2003. Forms 4 disclosing each of these transactions have been filed with the SEC. In making this statement, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.

PERFORMANCE GRAPH

        The following performance graph reflects the yearly percentage change in the cumulative, five-year total shareholder return on the Common Stock as compared with the cumulative, five-year total return of (i) NYSE Stock Market Index of U.S. Companies and (ii) a peer group index. The NYSE index and the peer group index were supplied by the Center for Research in Security Prices ("CRSP"), an independent third-party source. The peer group index is composed of approximately 110 companies categorized under the Standard Industrial Classification Numbers 1300—1399 (Oil and Gas Extraction). All cumulative returns are calculated on a fiscal year basis ending on December 31 of each year.

Comparison of Five–Year Cumulative Total Returns

Performance Graph for

EVERGREEN RESOURCES, INC.

$400
$300
$200
$100
$0
366.3
164.8
110.2
12/31/1998
12/31/1999
12/29/2000
12/31/2001
12/31/2002
12/31/2003

Legend

Symbol	CRSP Total Returns Index for:	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003
——— ■	EVERGREEN RESOURCES, INC.	100.0	111.3	217.6	217.5	252.7	366.3
— — — ★	NYSE Stock Market (US Companies)	100.0	109.5	113.8	105.2	86.3	110.2
- - - - ▲	NYSE Stocks (SIC 1300–1399 US Companies) Oil and gas extraction	100.0	134.1	199.9	123.0	123.7	164.8

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year – end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/1998.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR 2004

        The Audit Committee has, subject to shareholder ratification, reappointed the firm of BDO Seidman, LLP as independent auditors to examine the books of the Company and its subsidiaries for the year ending December 31, 2004, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. BDO Seidman has served as independent auditors for the Company since 1989. Representatives of BDO Seidman are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions posed by the shareholders. Ratification of the reappointment of BDO Seidman as the Company's independent auditors requires the affirmative vote of a majority of the shares of Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast. In the event shareholders do not ratify the decision of the Audit Committee to reappoint BDO Seidman as the Company's independent auditors for the year 2004, the Audit Committee will reconsider its decision.

        The Board of Directors recommends a vote "FOR" approval of the proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for 2004.

FEES PAID TO INDEPENDENT AUDITORS

        The following table shows the aggregate fees billed to the Company for professional services by BDO Seidman, LLP for fiscal years 2003 and 2002:

	Fiscal 2003	Fiscal 2002
Audit Fees	$288,500	$237,700
Audit-Related Fees	$205,300	$36,500
Tax Fees	$71,900	$32,600
All Other Fees	$0	$0

Total	$565,700	$306,800

        Audit Fees.    This category includes the aggregate fees billed for professional services rendered for the audits of the Company's consolidated financial statements for fiscal years 2003 and 2002, for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during fiscal 2003 and 2002, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Of the total hours billed in connection with the Company's 2003 audit, 88% of the hours were attributable to work performed by an accounting firm that has an alliance relationship with BDO Seidman.

        Audit-Related Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees," and generally consist of fees for due diligence in connection with acquisitions, accounting consultation and audits of employee benefit plans.

        Tax Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

        All Other Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under "Audit Fees," "Audit-Related Fees," or "Tax Fees."

        The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to BDO Seidman, LLP in 2003 and the proposed non-audit-related services and proposed fees for 2004 and determined that such services and fees are compatible with the independence of BDO Seidman, LLP. All audit and non-audit-related services were approved by the Audit Committee prior to such services being rendered.

OTHER BUSINESS

        As of the date of this proxy statement, management of the Company is not aware of any matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

FINANCIAL INFORMATION

        The Company's Annual Report to Shareholders for the year ended December 31, 2003 is enclosed. The Company will provide without charge to any shareholder of record or beneficial owner of Common Stock a copy of the Company's 2003 Annual Report to Shareholders or the 2003 Annual Report on Form 10-K (without exhibits), including financial statements filed with the SEC. Any such request should be directed to Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, Attention: John Kelso, Director of Investor Relations.

SHAREHOLDER PROPOSALS

        Any proposal by a shareholder intended to be included in the Company's proxy materials for the Company's 2005 annual meeting must be received at the offices of the Company, 1401 17th Street, Suite 1200, Denver, Colorado 80202, no later than December 10, 2004. The Board has amended the Company's bylaws effective May 8, 2004 to impose the same deadlines for both shareholder proposals (other than shareholder nominations for directors) and shareholder nominations for directors. Under the bylaws, as amended, to be timely, a shareholder's notice generally must be delivered to the Company's principal executive offices not later than the close of business on the 60th day before the first anniversary of the date of the preceding year's annual meeting and no earlier than the close of business on the 90th day prior to such date (unless, in the case of shareholder nominations for director, the Board waives such advance notice requirement). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day after the day on which the Company first makes a public announcement of the date of the annual meeting. Any such proposals must be made in accordance with the bylaws, and a shareholder may obtain a copy of such bylaw procedures from the Company's Secretary. See also "Corporate Governance Matters—Director Nominations," above. A proxy may confer discretionary authority to vote on any matter at a shareholder meeting if the Company does not receive notice of the matter within the timeframes described above.

Kevin R. Collins Executive Vice President—Finance, Chief Financial Officer, Secretary and Treasurer
Denver, Colorado April 9, 2004

APPENDIX A

EVERGREEN RESOURCES, INC.
AUDIT COMMITTEE CHARTER

I. PURPOSE

        The Audit Committee will assist the Board of Directors of the Company in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. This will include assisting the Board in overseeing (a) the integrity of the Company's financial statements; (b) the Company's compliance with legal and regulatory requirements; (c) the independent auditor's qualifications and independence; and (d) the performance of the Company's internal audit function and independent auditor. The Audit Committee also will prepare the Audit Committee report that Securities and Exchange Commission ("SEC") rules require to be included in the Company's annual proxy statement.

        The Committee's responsibilities under this Charter do not relieve the Company's management of its responsibilities for (a) preparing the Company's financial statements so that they comply with generally accepted accounting principles ("GAAP") and fairly present the Company's financial condition, results of operations and cash flows; (b) issuing financial reports that comply with the requirements of the SEC; and (c) establishing and maintaining adequate internal control structures and procedures for financial reporting.

II.    COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of applicable New York Stock Exchange rules, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations of the SEC and the Company's Corporate Governance Guidelines. Each member of the Audit Committee shall, in the judgment of the Board, be financially literate or must become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as determined by the Board, and, unless otherwise determined by the Board of Directors, at least one member shall be "an audit committee financial expert" as defined by the SEC. Audit committee members shall not simultaneously serve on the audit committees of more that two other public companies. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

        The members of the Committee shall be appointed by the Board annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Board will have the power at any time to change the size and membership of the Committee, to remove Committee members and to fill vacancies on the Committee, provided that any new member satisfy the requirements of this Charter and any other applicable requirements.

III.  MEETINGS

        The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee will meet following the end of each fiscal quarter prior to the filing of the Company's quarterly or annual report with the SEC to review the financial results of the Company for the preceding fiscal quarter or the preceding fiscal year, as the case may be. During each quarterly meeting, or at such other times as the Committee may determine, the Committee shall meet separately with management, the Company's internal auditors and the independent auditor to discuss any matters

1

that the Committee or any of these groups believe should be discussed privately and to review the Company's periodic reports consistent with Section IV below. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee with or without the presence of management or to meet with any members of, or consultants to, the Committee.

        The Committee will record and maintain minutes of its meetings. The Chairman of the Committee or a Committee member designated by the Chairman will make a report to the Board of the Committee's meetings, actions taken at meetings or by consent, and recommendations made since the most recent Board meeting, unless the Committee has previously circulated an interim report addressing the matter or matters.

IV.    RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties the Audit Committee shall:

A. Documents/Reports Review

1.
Review, reassess the adequacy of and update this Charter periodically, at least annually, as conditions dictate and recommend any proposed changes to the Board for approval.

2.
Review and discuss with management and the independent auditor the Company's annual audited financial statements and related disclosures, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

3.
Review and discuss with management and the independent auditor the Company's quarterly financial statements and related disclosures prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

4.
In connection with each quarterly and annual report of the Company, review (a) management's disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"); and (b) the contents of the Chief Executive Officer and Chief Financial Officer certifications to be furnished or filed with the SEC under Sections 302 and 906 of Sarbanes-Oxley.

5.
Review and discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Chair of the Committee may represent the entire Committee for purposes of this review.

6.
Prepare the report required to be included in the Company's annual proxy materials.

7.
Review and discuss quarterly reports from the independent auditors on:

a)
All critical accounting policies and practices to be used.

b)
All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c)
Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.
Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

2

B. Independent Auditor

9.
Be directly responsible for the appointment (subject to shareholder ratification, if applicable), retention, termination, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

10.
Approve all audit and permissible non-audit services to be provided by the independent auditor (and any non-audit service by any other accounting firm if the cost of the service is reasonably expected to exceed $10,000), establish a policy for the Committee's preapproval of audit and non-audit services to be provided by the independent auditor and annually review and pre-approve the audit and non-audit services that are to be covered by the pre-approval policy.

11.
Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.
Discuss, as needed, with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

13.
Review and reassess, at least annually, the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor team.

14.
Prior to engaging the independent auditor to perform an audit of the Company's financial statements, (a) obtain from the independent auditor a formal written statement delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard No. 1 or such other standard as may be promulgated by the Public Company Accounting Oversight Board; (b) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the auditor's objectivity and independence; and (c) recommend that the Board take appropriate action in response to the independent auditor's report to satisfy the Board of independence.

15.
Oversee the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16.
Establish hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.
Discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

18.
Confirm with the independent auditor that it is aware of no violations of Rule 13b2-2 under the Exchange Act relating to improper influence on the conduct of audits, or any illegal act that would

3

  require the independent auditor to inform management of the Company and the Audit Committee as required by Section 10A(b) of unusual transactions.

19.
Meet with the independent auditor prior to the audit to discuss the proposed scope, planning and staffing of the audit. Review the fees and other significant compensation to be paid to the independent auditor.

C. Oversight of the Company's Internal Audit Function

20.
Review the appointment and replacement of the senior internal auditing executive.

21.
Review the significant reports to management prepared by the internal auditors and management's responses.

22.
Discuss with the independent auditor and management the internal auditors' responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

D. Financial Reporting Process and Disclosure Matters

23.
In consultation with the internal auditors and the independent auditor, review the integrity of the Company's financial reporting processes, both internal and external.

24.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

25.
Review, on a quarterly basis, the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with GAAP.

E. Process Improvement

26.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the internal auditors and the independent auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

27.
Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

F. Other

28.
Review and advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations relevant to the scope of the Audit Committee's responsibilities.

29.
Review with the Company's internal and outside counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

30.
Approve transactions between the Company and a related party and any other conflict of interest situations.

31.
Review the findings of any examinations by regulatory agencies.

4

32.
Discuss with management and the independent auditor the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

33.
Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

34.
Respond as it determines to be appropriate (after consulting with legal counsel selected by the Committee) to any report of evidence of a material violation of the securities laws that the Committee receives from the Company's chief legal officer, if any, or from any attorney appearing and practicing before the SEC in the representation of the Company.

35.
Conduct a review and evaluation, at least annually, of the performance of the Audit Committee and its members, including a review of the compliance of the Committee with this Charter.

36.
Undertake such additional actions within the scope of its primary functions as the Board or Audit Committee shall determine.

V. ADDITIONAL RESOURCES

        The Committee will have the right to use reasonable amounts of time of the Company's accounting and internal audit personnel and the independent auditor, other internal staff and legal counsel and also will have the right to hire independent accounting experts, lawyers and other consultants and advisors to assist and advise the Committee in connection with its responsibilities. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and any experts, lawyers, consultants or advisors employed by the Audit Committee.

5

EVERGREEN RESOURCES, INC.

☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card
A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees for terms expiring in 2007.
	For All	Withhold All	For All Except	To Withhold Authority to vote for any individual nominee, mark "For All Except" and write the nominee's name(s) on the line below.
01—Dennis R. Carlton	☐	☐	☐
02—Mark S. Sexton
03—Arthur L. Smith
B	Ratification of Auditors

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
	☐	☐	☐
2.	Ratification of the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2004.

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2003, furnished herewith.

NOTE: Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should indicate such status when signing. Attorneys should submit power of attorney.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy—EVERGREEN RESOURCES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2004

The undersigned hereby constitutes and appoints Mark S. Sexton and Kevin R. Collins, and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to act for and vote all of the undersigned's shares of no par value common stock of Evergreen Resources, Inc., a Colorado corporation (the "Company"), at the Annual Meeting of Shareholders to be held at The Pinnacle Club, 555 17th Street, 38th floor, Denver, Colorado 80202, at 12:00 p.m., Mountain Daylight Time, on May 7, 2004, and any and all adjournments thereof (the "Meeting"), for the purposes of considering and acting upon the matters on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILLBE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXY HOLDERS NAMED HEREIN WITH RESPECT TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION HEREIN. THIS PROXY CONFERS DISCRETIONARYAUTHORITY WITH RESPECT TO MATTERS RELATED TO THE MEETING ABOUT WHICH THE COMPANY DOES NOT RECEIVE TIMELYAND PROPER NOTICE AND WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. PLEASE SIGN AND RETURN THIS PROXY TO COMPUTERSHARE TRUST COMPANY, P.O. BOX 1596, DENVER, CO 80201. THE GRANTING OF APROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet—Available 24 hours a day 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-888-628-9927 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

	C0123456789		12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Daylight Time, on May 6, 2004.

THANK YOU FOR VOTING.

QuickLinks

SHARES OUTSTANDING AND VOTING RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL 1—ELECTION OF DIRECTORS
Present Directors Nominated For Re-Election
Directors Continuing in Service
Nominees
Continuing Directors
CORPORATE GOVERNANCE MATTERS
AUDIT COMMITTEE REPORT
BUSINESS EXPERIENCE OF OTHER EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CHANGE IN CONTROL AGREEMENTS
INSIDER PARTICIPATION AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
COMPENSATION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR 2004
FEES PAID TO INDEPENDENT AUDITORS
OTHER BUSINESS
FINANCIAL INFORMATION
SHAREHOLDER PROPOSALS
EVERGREEN RESOURCES, INC. AUDIT COMMITTEE CHARTER